                       THE PAYDEN & RYGEL INVESTMENT GROUP
                       333 South Grand Avenue, 32nd Floor
                          Los Angeles, California 90071
                                February __, 2008

Payden & Rygel
333 South Grand Avenue, 32nd Floor
Los Angeles, CA 90071

Ladies and Gentlemen:

     As you know, we wish to retain Payden & Rygel to act as investment adviser to our new series, Payden Global Equity Fund. Accordingly, this will confirm our agreement to amend Exhibit A to the Investment Management Agreement between us, dated as of June 24, 1992, as heretofore amended, by adding the following paragraphs:

Payden Global Equity Fund

     Annual Advisory Fees (as a percentage of average daily net assets) - 0.95%.

     Operating Expense Limitation (as a percentage of average daily net assets)
- 1.50%.

     In all other respects, the Investment Management Agreement between us, as heretofore amended, will remain unchanged. Please sign this letter below to confirm your agreement to this amendment.

                                        Very truly yours,


                                        ----------------------------------------
                                        Edward S. Garlock
                                        Secretary


AGREED:

PAYDEN & RYGEL


BY:
    ---------------------------------
    Christopher N. Orndorff
    Managing Principal